Exhibit 10.1

Execution Version

CONTRACT OPERATING AGREEMENT

This CONTRACT OPERATING AGREEMENT (this “Agreement”), dated as of June 19, 2020 (the “Effective Date”), is entered into by and between Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP”), and Texas American Resources Company, a Texas limited liability company (“TAR”). AGP and TAR may sometimes be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, effective as of the Effective Date, AGP desires (a) to engage TAR to operate, certain oil and gas properties located in Texas described on Exhibit A (the “Properties”) as contract operator and (b) for TAR to provide other services to AGP related to AGP’s business in respect of the Properties in accordance with the terms hereof, and TAR desires to serve as the contract operator of the Properties and provide the Services (as defined below); and

WHEREAS, AGP and TAR own the Infrastructure, as tenants in common, in the respective ownership percentages set forth opposite their names on Exhibit B, subject to adjustment in accordance with Section 1.2 (the “Infrastructure Ownership Percentages”) and desire to operate and expand the Infrastructure in a coordinated manner with TAR as the operator of the Infrastructure, and TAR desires to be operator of record of the Infrastructure, in each case, subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, TAR and AGP agree as follows:

ARTICLE I

SERVICES

1.1.    Property Services to be Performed by TAR. Subject to the terms of this Agreement, AGP hereby engages TAR to perform, or cause to be performed, all services with respect to operating, producing and maintaining the Properties, and marketing the oil, gas and other minerals extracted therefrom (the “Property Operations”) in accordance with written instructions provided by AGP to TAR from time to time, including:

(a)    ensuring timely processing of Third-Party accounts payable and receivable, joint interest billings (if any), revenue and royalty distribution, and calculation of the Service Consideration, in each case, pursuant to Section 3.1;

(b)    calculating and disbursing proceeds from production to pay monthly severance tax obligations relating to the Properties;

(c)    calculating, filing and paying any Texas General Land Office obligations for oil and gas;

(d)    providing such information as may be required for AGP to evaluate the ad valorem assessment with respect to the Properties;

(e)    ensuring timely remittance of net proceeds from production from the Properties to a bank account specified by AGP (the “Operating Account”) in accordance with TAR’s current practice;

(f)    managing daily production operations of the Properties, including pumping and facilities maintenance;

(g)    conducting remedial operations or operations to address an Emergency (as defined below), in each case, as required for compliance with Governmental Authorities, as is necessary to maintain production or as is necessary to respond or otherwise remedy an Emergency;

(h)    supervising employees, vendors, suppliers and contract personnel as required to satisfy TAR’s obligations in accordance with the terms of this Agreement;

(i)    monitoring production and lease operating statements from the Properties and submitting reports to AGP as reasonably requested;

(j)    performing land administration functions and maintaining royalty and related information;

(k)    maintaining and tracking suspense balances (which, for the avoidance of doubt subject to Section 5.1, AGP will retain liability for), and, where AGP is the operator of the applicable Properties, remitting monthly proceeds for undistributed revenues relating to suspense to AGP;

(l)    conducting its activities under this Agreement in compliance with applicable Laws in all material respects and notifying AGP of any such noncompliance and taking reasonable steps necessary to bring operations into such compliance, including (i) plugging, abandoning and conducting surface and subsurface site clean-up and restoration associated with any wells or facilities as required by Governmental Authorities, (ii) applying for, or maintaining, and complying with all governmental licenses, permits, registrations, and authorizations necessary to cause the operation of the Properties to be in compliance with applicable Laws, and (iii) preparing and filing all reports, regulatory reporting, applications and notices required by Governmental Authorities with respect to the ownership of the Properties and the operation thereof, including monthly production reporting;

(m)    carrying or providing insurance for benefit of TAR and AGP as required by applicable Laws and the terms of the Applicable Agreements (as defined below);

(n)    administering marketing arrangements for crude oil and natural gas as necessary to sell production from the Properties;

(o)    procuring drilling rigs, equipment, supplies and services as may be necessary for approved Operations; and

(p)    preparing and maintaining all drilling and well status reports and records.

1.2.    Infrastructure.

(a)    Subject to Section 1.2(b), TAR shall be the operator of the Infrastructure and, subject to the provisions of this Agreement, shall have the exclusive right to operate the Infrastructure and to perform, or cause to be performed, all services with respect to the Infrastructure (the “Infrastructure Operations” and, together with the Property Operations, the “Services”) in accordance with written instructions provided by AGP to TAR from time to time; including:

(i)    consulting with AGP at such reasonable times as may be requested by AGP, keeping AGP apprised of all matters arising during the construction, operation, maintenance, expansion or alteration of the Infrastructure, and promptly respond to questions and requests for information from AGP about such matters;

(ii)    contracting for the operation, maintenance and repair of the Infrastructure, as well as for any Infrastructure Capital Projects;

(iii)    maintaining itemized books and records (including records of the joint account of AGP and TAR) with respect to the Infrastructure and operation of the Infrastructure;

(iv)    carrying insurance for the joint account of AGP and TAR that is reasonably acceptable to AGP, the costs of which shall be chargeable to AGP and TAR in proportion to their respective Infrastructure Ownership Percentages at the time of incurrence of such costs;

(v)    preparing and filing all necessary ad valorem tax and personal property tax renditions and returns with proper taxing authorities with respect to the Infrastructure or any part thereof, and settling assessments arising therefrom. Taxes and return preparation costs with respect to the Infrastructure shall be chargeable to AGP and TAR in proportion to their respective Infrastructure Ownership Percentages during the applicable period; and

(vi)    making all necessary reports to Governmental Authorities, and securing all necessary permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the operation of the Infrastructure.

(b)    TAR shall be deemed to have resigned as operator of the Infrastructure, and the Infrastructure Operations shall no longer be included in the Operations, if it (i) tenders its resignation as operator, (ii) becomes insolvent, (iii) files for protection under the federal bankruptcy code or (iv) engages in willful misconduct or is grossly negligent in the operation of the Infrastructure. In such event, AGP shall immediately have the right to designate the replacement operator.

(c)    SUBJECT TO SECTION 5.1, AGP ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL THE TAR INDEMNIFIED PARTIES, SOLELY IN RELATION TO TAR’S CAPACITY AS OPERATOR OF THE INFRASTRUCTURE, HAVE ANY LIABILITY TO AGP RELATING TO OR ARISING FROM THE INFRASTRUCTURE OPERATIONS, REGARDLESS OF WHETHER LOSSES

ASSERTED BY AGP RELATING TO THE INFRASTRUCTURE OPERATIONS IS A RESULT OF OR CAUSED BY THE SOLE, ACTIVE, JOINT, PASSIVE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF, THE TAR INDEMNIFIED PARTIES (EXCEPT TO THE EXTENT OF THE TAR INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), AND AGP HEREBY RELEASES THE TAR INDEMNIFIED PARTIES, SOLELY RELATING TO TAR’S CAPACITY AS OPERATOR OF THE INFRASTRUCTURE, WITH RESPECT TO ALL SUCH LIABILITIES. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS. NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY AND FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 1.2(C) SHALL IN ANY WAY LIMIT OR IMPACT TAR’S OBLIGATIONS AND LIABILITY WITH RESPECT TO THE INFRASTRUCTURE AS IT RELATES TO TAR’S CAPACITY AS A CO-OWNER THEREOF, AND THE FOREGOING EXCULPATION AND RELEASE PROVISIONS SHALL NOT APPLY IN ANY WAY IN RESPECT OF TAR’S CAPACITY AS A CO-OWNER OF THE INFRASTRUCTURE.

1.3.    TAR’s Standard of Care. TAR shall conduct the Services (a) as would a reasonable prudent operator owning such Properties or operating such Infrastructure, (b) consistent with its past practice with respect to oil and gas properties or midstream infrastructure owned by it or its Affiliates, and (c) in compliance with the terms and provisions of the applicable oil and gas leases, operating agreements, gathering agreements, any other contracts with respect to all or any portion of the Properties, the Infrastructure, and this Agreement, true and complete copies (including all amendments thereto) of which AGP shall provide to TAR (the “Applicable Agreements”); provided, however, in no event shall TAR have any obligations or liability hereunder except to the extent expressly set forth in Section 5.1. Notwithstanding the foregoing, except as set forth in Section 5.1, the Parties understand and agree that TAR shall never have any liability to AGP in connection with its performance of the Property Operations hereunder greater than the liability standard of an operator to a non-operator under the applicable Operating Agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) Model Form Operating Agreement (the “Standard JOA”)), IT BEING RECOGNIZED THAT UNDER SUCH AGREEMENTS, THE PARTY NAMED AS OPERATOR IS RESPONSIBLE ONLY FOR THE GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF SUCH PARTY WITH RESPECT TO THE SERVICES.

1.4.    Operatorship of Record. TAR shall be designated as operator of record of the Properties and Infrastructure with applicable Governmental Authorities during the Term, and upon execution of this Agreement, AGP shall execute and deliver to TAR the Producer’s Transportation Authority and Certificate of Compliance (Texas Railroad Commission Form P-4) to evidence such designation of operator as of the Effective Date.

1.5.    Reports. TAR shall (a) keep AGP informed of the status of the Services by submitting such oral and/or written reports to AGP at such times and in such a manner as AGP may reasonably request, and (b) furnish a monthly report of all expenditures made or incurred during the preceding month, together with any reasonable information required by AGP relating to accounts or operations with regard to the Properties and Infrastructure. In addition, TAR shall promptly inform AGP in writing of any notices it receives alleging violations of applicable Law, pending or threatened litigation or other proceedings, and any fire, explosion, loss of well control, spills or other emergencies that result, or may result, in serious bodily injury, death, damage to or destruction of property, or material damage to natural resources or the environment (each, an “Emergency”), in each case to the extent relating to the Services or that could otherwise adversely impact the operation or use of the Properties and/or Infrastructure.

1.6.    Limitations on Authority. Unless previously expressly approved in writing by AGP, neither TAR nor any agent, representative or contractor of TAR shall enter into any agreement, or bind or make any promise, commitment, release or waiver on behalf of AGP or bind AGP in any respect whatsoever with respect to the Properties or Infrastructure (including commitments regarding expenditures, obligations or liabilities).

1.7.    Subcontractors. TAR may elect to have any part of the Services provided by reasonably qualified subcontractors pursuant to Third Party contracts on substantially the same terms as the Third Party contracts utilized by TAR and its Affiliates for the same or substantially similar services (“Third Party Contracts”). The creation of any such subcontract relationship shall not: (i) relieve TAR any of its obligations under this Agreement; or (ii) relieve TAR of its responsibility for the performance of Services rendered by any such subcontractor. Unless otherwise agreed by TAR, all Third Party Contracts shall be in the name of TAR and any and all fees, costs and expenses incurred during the Term in connection with Third Party Contracts shall be incurred directly by and for the account of TAR (such fees, costs and expenses, “Third Party Expenses”). All such Third Party Expenses shall be recovered by TAR under Section 3.3 or through the Service Consideration as set forth herein.

1.8.    Limitation of Services .

(a)    Notwithstanding anything herein to the contrary, in no event shall TAR or any of its Affiliates be obligated hereunder in connection with the performance of its obligations under this Agreement to: (i) provide Services that TAR does not perform for its own account (or that of any of its Affiliates) or perform any such Services in a manner substantially different from the manner in which TAR performs such Services for its own account (or that of any of its Affiliates); (ii) provide any records, information or data (A) that does not pertain to the Properties, the Infrastructure or the Services, or (B) other than in the same form or format in which TAR maintains such records, information or data for its own account regarding the operation of its, or any of its Affiliates’; (iii) make modifications to its existing systems or properties; (iv) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) that are not in the ordinary course of operations of TAR or any of its Affiliates; (v) hire any additional employees; (vi) incur any additional obligations or liabilities except as expressly set forth in this Agreement or (vii) advance its own funds to cover AGP’s portion of costs and expenses, including Third Party Expenses (provided that TAR shall be required to pay such amounts out of revenues from the Properties in accordance with Section 3.3).

(b)    Notwithstanding anything herein to the contrary, but subject to Section 1.3, AGP acknowledges that (i) the personnel providing such Services may have other responsibilities to the business of TAR and its Affiliates to which said personnel are required to devote substantial time, (ii) such personnel will not be dedicated full-time to performing the Services and (iii) certain personnel of TAR and/or its Affiliates may leave the employment of TAR and/or its Affiliates or terminate their employment or contract with TAR or its Affiliates during the Term.

(c)    Except as are expressly included in the Services, AGP retains responsibility for all customary corporate functions, including maintenance of suspense accounts and AGP’s payment of taxes, and TAR shall have no obligation to perform any such corporate or operational functions (with regard to the Properties, the Infrastructure or otherwise).

(d)    Notwithstanding anything in this Agreement to the contrary, TAR shall not enter into agreements permitting any Third Party to use the Infrastructure without prior written consent of AGP.

(e)    TAR shall not initiate Property Operations with respect to the Properties with an estimated total cost to AGP for its proportionate share exceeding (i) $25,000.00 with respect to any such operation affecting only Properties owned by AGP, and (ii) $50,000.00 with respect to any such operation affecting both Properties owned by AGP and oil and gas properties owned by TAR or its Affiliates, in either case, without the prior written approval by AGP of an applicable authorization for expenditure (“AFE”) related thereto; provided, however, TAR may, without first seeking the written approval by AGP of an AFE, elect on behalf of AGP to participate in any operations of the Properties to the extent required to respond to or otherwise address an Emergency, or the terms of the applicable lease to the extent such operation is necessary to prevent the loss or cancellation of such lease. AGP shall have five (5) Business Days from receipt of such AFE within which to grant such approval; provided, that if AGP does not respond to such AFE within five (5) Business Days from receipt of such AFE it shall be deemed to have denied such AFE. AGP acknowledges that any AFE is only an estimate and not a guarantee or cap of ultimate costs and expenses that may be incurred with any specified operation and agrees that it shall be responsible for all such costs and expenses associated with any approved AFE, including any in excess of the estimate, up to the greater of (A) $5,000.00 in excess of the amount estimated in the AFE and (B) one hundred ten percent (110%) of the amount estimated in the AFE, beyond which approval from AGP shall be required for further expenditure.

1.9.    AGP Cooperation. AGP shall use commercially reasonable efforts to assist TAR in providing the Services, which assistance shall include: (a) obtaining such approvals, permits and licenses, complete any registrations, and implement any systems, in each case, as may be reasonably necessary for TAR to perform the Services independently as soon as commercially practicable and (b) at AGP’s own cost, promptly providing to TAR’s personnel and its contractors or agents engaged in providing Services such information (including copies of documents and data) and other assistance reasonably requested by such personnel, contractors, or agents and as needed to provide or procure the provision of the Services.

ARTICLE II

TERM

2.1.    Term. The term of this Agreement will commence on the Effective Date and will continue until, with respect to (a) the Property Operations, the end of the month in which the Effective Date occurs, and will thereafter continue in full force and effect on a month-to-month basis unless and until terminated by either Party upon thirty (30) days’ prior written notice to the other Party (such term, the “Property Term”); provided, that, with respect to the Properties and the Property Operations, Sections 2.1, 2.4 (until the end of the ninety (90) day period thereunder), 3.4, 3.5, 3.6, 3.7, 4.1 and 4.3 and Articles V, VI and VII shall survive any expiration or termination of this Agreement insofar as such expiration or termination relates to the Property Operations, and (b) the Infrastructure Operations, for a period of twenty four (24) months from and after the Effective Date, and will thereafter continue in full force and effect on a month-to-month basis unless and until terminated by either Party upon thirty (30) days’ prior written notice to the other Party (such term, the “Infrastructure Term” and, together with the Property Term, the “Term”); provided, that, with respect to the Infrastructure and the Infrastructure Operations, Sections 2.1, 2.4 (until the end of the ninety (90) day period thereunder), 3.4, 3.5, 3.6, 3.7, 4.1 and 4.3 and Articles V, VI and VII shall survive any expiration or termination of this Agreement insofar as such expiration or termination relates to the Infrastructure Operations. Notwithstanding anything to the contrary in this Agreement, the termination or expiration of this Agreement will not affect or limit any of the Parties’ respective rights or obligations that are vested pursuant to this Agreement as of the effective date of any such termination or expiration (including any obligations for payment and remedies for breach of this Agreement). For the avoidance of doubt, and by way of example and not of limitation, if the Property Term were to expire prior to the end of the Infrastructure Term, those provisions of this Agreement (including, but not limited to, Section 1.2) to the extent relating to the Infrastructure Operations shall not be affected by the expiration of the Property Term.

2.2.    AGP Default. It shall constitute a default of AGP (a “AGP Default”) if AGP fails to timely pay any undisputed amount owed and payable to TAR for Services provided pursuant to this Agreement in accordance with the provisions of Article III, which failure continues for at least five (5) Business Days following AGP’s receipt of TAR’s written notice to AGP that such amount is past due. Upon the occurrence of a AGP Default, at TAR’s option, (a) TAR may suspend all or any portion of the provision of Services hereunder, including Services for which a payment is outstanding, until such time as such AGP Default is cured and all amounts owing to TAR under this Agreement for such suspended Services are paid in full or (b) TAR may elect to terminate this Agreement. If TAR elects to suspend Services as described in subsection (a), TAR shall continue to have the right at any time thereafter to terminate this Agreement if such AGP Default is continuing.

2.3.    TAR Default. It shall constitute a default of TAR (a “TAR Default”) if TAR (a) fails to timely pay any amount owed and payable to AGP pursuant to this Agreement in accordance with the provisions of Article III, which failure continues for at least five (5) Business Days following TAR’s receipt of AGP’s written notice to TAR that such amount is past due or (b) materially breaches any of TAR’s obligations under this Agreement, which breach continues for at least thirty (30) days following TAR’s receipt of AGP’s written notice to TAR that a material breach has occurred. Upon the occurrence of a TAR Default, at AGP’s option, AGP may elect to terminate this Agreement.

2.4.    Transition. Notwithstanding anything to the contrary in this Agreement, upon the end of the Property Term, Infrastructure Term or the other termination of this Agreement, at the election of AGP, TAR shall provide to AGP, for a period of up to ninety (90) days after the end of the Property Term or Infrastructure Term, as applicable, any assistance reasonably requested by AGP to facilitate the transfer of the performance of the Services to any successor “service provider” designated by AGP. During such ninety (90) day period, TAR agrees to use commercially reasonable efforts to cause, as applicable, each of its and its Affiliates’ contractors, subcontractors and consultants to provide any assistance requested by AGP. Additionally, prior to the end of such ninety (90) day period, TAR shall deliver to AGP and/or any successor service provider all assets and equipment that is the property of, or has been paid for by, AGP in its possession, including all books and records that pertain to the Services, the Properties or the Infrastructure (including those maintained pursuant to Section 3.8). AGP shall reimburse TAR for any actual, documented, out of pocket costs or expenses incurred by TAR in connection with providing the transition assistance as set forth in this Section 2.4.

ARTICLE III

EXPENSES; INFRASTRUCTURE CAPITAL PROJECTS; AUDIT RIGHTS; ACCESS;

BOOKS AND RECORDS; INSURANCE

3.1.    Infrastructure Operating Expenses. Direct out-of-pocket costs and expenses incurred by TAR necessary or proper in connection with the ownership, operation, maintenance and repair of the Infrastructure (“Operating Expenses”) shall be allocated to AGP and TAR each month in proportion to each such Party’s throughput of hydrocarbons, water and other substances, as applicable, through the Infrastructure during such month, except as otherwise expressly provided in Section 1.2(a)(iv) and Section 1.2(a)(v).

3.2.    Infrastructure Capital Projects.

(a)    With respect to the Infrastructure, TAR shall be entitled to undertake Infrastructure Capital Projects as follows:

(i)    If TAR desires to undertake an Infrastructure Capital Project for the benefit of itself (as co-owner of the Infrastructure): (A) TAR shall deliver to AGP a written request that includes reasonably detailed specifications for the Infrastructure Capital Project; (B) as promptly as practicable following such request, TAR shall submit to AGP a budget for such Infrastructure Capital Project; (C) TAR shall undertake such Infrastructure Capital Project in accordance with such specifications and budget; and (D) TAR shall bear all costs and expenses with respect to such Infrastructure Capital Project (“Infrastructure Capital Expenditures”).

(ii)    If AGP requests TAR to undertake an Infrastructure Capital Project for the benefit of AGP: (A) AGP shall include with such request reasonably detailed specifications for the Infrastructure Capital Project; (B) as promptly as practicable following such request, TAR shall submit to AGP a budget for such Infrastructure Capital Project and AGP and TAR shall negotiate in good faith to agree on the budget; (C) TAR shall undertake such Infrastructure Capital Project in accordance with AGP specifications and the agreed upon budget, provided that TAR shall obtain AGP’s written approval for any Infrastructure Capital Expenditures in excess of 110% of the budget; and (D) AGP shall bear all Infrastructure Capital Expenditures with respect to such Infrastructure Capital Project.

(iii)    If either TAR or AGP request that an Infrastructure Capital Project be undertaken that is for the benefit of both ARP and TAR, the Parties shall negotiate in good faith to agree on the budget. If the Parties agree on a budget for such Infrastructure Capital Project, TAR shall undertake such Infrastructure Capital Project in accordance with the agreed budget and each Party shall bear Infrastructure Capital Expenditures in proportion to its respective Infrastructure Ownership Percentage at the time such Infrastructure Capital Project is approved.

(b)    TAR shall maintain a schedule of accounts that reflects the aggregate Infrastructure Capital Expenditures funded by each of AGP and TAR, and shall adjust AGP’s and TAR’s respective Infrastructure Ownership Percentages in proportion to the aggregate Infrastructure Capital Expenditures funded by each such Party at the time such amounts are funded. The aggregate Infrastructure Capital Expenditures attributable to AGP and TAR as of the date of this Agreement are set forth on Exhibit B hereto and shall be reflected in such schedule of accounts.

(c)    TAR shall pay all Infrastructure Capital Expenditures and Operating Expenses when due and shall allocate the same to AGP and TAR in accordance with Section 3.1 and this Section 3.2.

3.3.    General Accounting; Monthly Statement. During each month of the Term, TAR shall ensure the revenues directly attributable to the Properties and Infrastructure (net of applicable Property Costs (as defined below)) that TAR received during the prior month are deposited in the Operating Account. TAR shall provide to AGP a revenue statement for the Properties and Infrastructure on or before the fifth (5th) Business Day of each month during the Term, which shall set forth (a) the revenue received from each Property and, as applicable, the Infrastructure during the immediately preceding month, (b) the calculation of all Third Party royalties, accounts payable and receivable, severance taxes, joint interest billings (if any), any Texas General Land Office payments or obligations, Third Party Expenses, AGP’s allocated portion of the Operating Expenses incurred in such month, AGP’s allocated portion of any Infrastructure Capital Expenditures and Property Capital Expenditures to the extent not paid in advance by AGP under Section 3.4(b) (whether such amounts were billed under Section 3.4(b) or otherwise incurred by TAR) and any other deductions or expenses attributable to AGP, the Properties or the Infrastructure, in each case, in accordance with Section 1.1, Section 1.2, Section 3.1, Section 3.2 and Section 3.4(b) and this Agreement (such royalties, expenses, expenditures and taxes, the “Property Costs”), and (c) a reasonably detailed accounting of all expenditures made by TAR during the immediately preceding month of any funds advanced by AGP including pursuant to any Advance Payment Notice (as defined below) and the remaining balance, if applicable, of any such advanced funds held by TAR (such statement, the “Monthly Net Revenue Statement”). Additionally, each Monthly Net Revenue Statement shall include TAR’s calculation of the Service Consideration for such month.

3.4.    Monthly Net Revenue Payment and Capital Expenditures.

(a)    Following the receipt of each Monthly Net Revenue Statement, AGP shall pay TAR the undisputed amount of the Service Consideration, in each case, as set forth in such Monthly Net Revenue Statement, no later than the twentieth (20th) day of the month in which such Monthly Net Revenue Statement is received (the “Service Consideration Payment Date”).

(b)    On or before the first (1st) day of each month during the Term, TAR shall deliver a written notice (an “Advance Payment Notice”) to AGP setting forth (i) TAR’s good faith estimation of AGP’s share of the (A) Infrastructure Capital Expenditures, up to the agreed budgeted amounts as set forth in Section 3.2(a)(ii) and Section 3.2(a)(iii), as applicable, (B) Property Capital Expenditures approved or authorized in accordance with Section 1.8(e), and (C) reasonable working capital and overhead costs to be incurred with respect to the Services hereunder calculated in accordance with the procedures under Section III.1.A. of the COPAS Accounting Procedure attached hereto as Exhibit C (the “Accounting Procedure”), in each case, for the month immediately following the month in which such Advance Payment Notice is delivered, and (ii) the balance, if any, of any funds previously advanced by AGP pursuant to a previous Advance Payment Notice but not yet utilized by TAR in connection with the Services (the resulting amount of the difference between the amounts set forth in the Advance Payment Notice in accordance with the preceding clause (i) and the remaining balance as set forth in clause (ii) of the foregoing sentence, the “Advance Payment Delta”). Following the delivery of each Advance Payment Notice and to the extent the Advance Payment Delta set forth in such Advance Payment Notice is positive, AGP shall advance the undisputed amount of the Advance Payment Delta to TAR on or before the last day of the month in which the applicable Advance Payment Notice is delivered. If AGP fails to pay any portion of an Advance Payment Delta when due, but specifically subject to AGP’s rights in Section 3.7, such unpaid portion of the Advance Payment Delta shall bear interest as provided under Section I.3.B. of the Accounting Procedure until paid.

3.5.    Payments on Non-Business Days. Any payment due on a date that is not a Business Day shall be made on the next succeeding Business Day.

3.6.    Audit Rights. TAR shall, for a period of two years after the end of the calendar year in which such Services were provided (the “Audit Period”), maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services and each Monthly Net Revenue Statement. During the Audit Period, TAR shall provide AGP and its representatives, advisers and consultants with access, during normal business hours upon at least five (5) days prior written notice, to examine and obtain copies of such records for the purpose of auditing any Services or the calculations and amounts shown on any Monthly Net Revenue Statement. Any such audits performed by or on behalf of AGP will be at AGP’s sole cost and expense. The Parties agree to diligently work together in good faith to resolve and settle any dispute or discrepancy as is identified by any audit conducted pursuant to this Section 3.6.

3.7.    Disputed Charges.

(a)    Without limiting Section 3.6, if AGP disputes, in good faith, all or any portion of TAR’s calculation of the Service Consideration and/or Property Costs set forth in any Monthly Net Revenue Statement or TAR’s calculation of any amounts set forth in an Advance Payment Notice, AGP may deliver written notice of such dispute to TAR prior to the applicable Service Consideration Payment Date or payment date for any applicable Advance Payment Delta, setting forth in reasonable detail a description of the dispute in question, including the reasons therefor. AGP shall pay to TAR all Service Consideration amounts and any Advance Payment Delta other than those amounts that are the subject of a dispute notice delivered pursuant to this Section 3.7 by AGP in good faith, in accordance with the terms of this Agreement. Upon determination by the Parties (or otherwise pursuant to Section 3.7(b)) of the proper amount payable with respect to the disputed Service Consideration, Advance Payment Delta or Property Costs, the owing Party shall promptly (but in any event within five (5) Business Days after the date of determination) pay the owed Party the final agreed amount of such disputed Service Consideration, Advance Payment Delta or Property Cost (or other payment with respect thereto).

(b)    In the event that the Parties cannot reach agreement with respect to any disputed amount within thirty (30) days after the receipt by TAR of AGP’s dispute notice pursuant to Section 3.7(a), each of the Parties shall have the option, exercisable no later than thirty (30) days after the end of such thirty (30) day period, refer the dispute to one of the “Big 4” nationally recognized accounting firms that is mutually acceptable to both Parties (the “Accounting Arbitrator”) for review and final determination by arbitration. If the Parties have not agreed upon the Accounting Arbitrator within thirty (30) days, either Party may formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Accounting Arbitrator from among the “Big 4” nationally recognized accounting firms. The Accounting Arbitrator shall not have worked as a consultant or contractor for any Party during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Accounting Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any item in dispute, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not award an amount for any item in dispute that is more than the amount claimed by TAR or less than the amount claimed by AGP. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the validity and amount of any disputed Service Consideration amount, Advance Payment Delta amount or Property Cost and may not award interest, damages or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case and shall bear one-half of the costs and expenses of the Accounting Arbitrator.

3.8.    Access.

(a)    During the Term, the TAR Indemnified Parties shall have the right to access all well pads and any facilities relating to any oil and gas wells on the Properties (collectively, the “Well Site”) during normal business hours; provided, however, that the TAR Indemnified Parties shall comply with all of AGP’s and its Affiliates’ health, safety, security and environmental rules at all times while on the Well Site.

(b)    During the Term, the AGP Indemnified Parties shall have the right to access all portions of the Infrastructure during normal business hours; provided, however, that the AGP Indemnified Parties shall comply with all of TAR’s and its Affiliates’ health, safety, security and environmental rules in place with respect to the ownership or operation of the Infrastructure at all times while accessing the Infrastructure.

3.9.    Books and Records. TAR shall keep accurate books and records of all reports, expenditures, operations and transactions relating to the Services, which books and records shall be available for review by AGP during regular business hours of TAR upon reasonable advance request during the Term.

ARTICLE IV

OTHER AGREEMENTS

4.1.    Status as a Contractor. The Parties expressly agree that in rendering the Services in the fulfillment of the terms and obligations of this Agreement, TAR and any contractors, subcontractors, vendors or other Third Parties hired by TAR will each be an “independent contractor,” and nothing in this Agreement is intended and nothing will be construed to create an agency, employer/employee, partnership, joint venture or other similar relationship between TAR or any such Third Party and AGP or any of its respective Affiliates. TAR shall not, and this Agreement does not provide TAR with any power to, create any obligations, express or implied, on behalf of AGP. In carrying out its obligations under this Agreement, subject to Section 1.2, TAR will have the authority and responsibility to elect the means, manner and method of performing the Services to be provided by, or on behalf of, AGP. Nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties. Except for the Service Consideration and as otherwise expressly agreed in writing by AGP, TAR shall, at its own expense and cost, and at no charge to AGP, furnish all labor, materials, equipment, insurance, supplies, training and/or other goods and services necessary for the performance of TAR’s obligations under this Agreement. TAR shall pay all applicable taxes with respect to the Service Consideration and any other amounts received by TAR as consideration for its performance of the Services.

4.2.    Force Majeure. Neither Party shall be liable for any default or delay in the performance of any obligations under this Agreement (other than the obligation to pay money due hereunder) if such default or delay is due to any cause beyond the reasonable control of such Party and which, by the exercise of due diligence, such Party is not able to avoid, including fire, flood, earthquake, elements of nature or acts of God, pandemic, power or equipment failure, acts of war, terrorism, riots, civil disorders, strikes, lockouts or labor disruptions (each, a “Force Majeure Event”); provided, however, that the effects of the COVID-19 pandemic shall only be considered a Force Majeure Event applicable to TAR to the extent the Properties are affected in the same manner as the oil and gas properties owned by TAR or its Affiliates, and TAR or its Affiliates take (or omits to take) the same action(s) with respect to the Properties and Services so affected as it takes (or omits to take) with respect to the oil and gas properties owned by TAR or its Affiliates. The Party claiming excuse from its obligations hereunder due to a Force Majeure Event shall (a) use commercially reasonable efforts to remedy such Force Majeure Event as promptly as practicable, (b) give prompt written notice to the other Party of any such Force Majeure Event and (c) fully inform the other Party of the nature of the delay and the expected duration and consequences thereof. Upon the delivery of notice a Force Majeure Event, the Party delivering such notice will be excused from performance of its obligations under this Agreement to the extent affected by such Force Majeure Event for so long as such circumstances prevail. Notwithstanding anything herein to the contrary, the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and the requirement that any Force Majeure Event shall be remedied with all commercially reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such is deemed inadvisable by the Party involved.

4.3.    TAR Employee Benefits. The TAR Indemnified Parties (including their respective personnel) will not be, and will not claim to be, eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of AGP or its Affiliates including any plan, arrangement or policy providing bonus, vacation, stock options, stock purchase, sick leave, disability, health or life insurance, 401(k), retirement, profit sharing or similar benefits for AGP’s employees (collectively, “Benefit Plans”). If any TAR Indemnified Party is later determined to have been a common-law employee or employee of AGP or its Affiliates for any purpose, such TAR Indemnified Party nevertheless will not be entitled to participate in, or receive benefits under, any Benefit Plan. As between the Parties, such TAR Indemnified Party will be responsible for the payment of all compensation and benefits to be paid to or for the benefit of TAR’s or its Affiliates’ employees, consultants or contractors providing the Services. No TAR Indemnified Party shall seek, and TAR shall cause its insurers and underwriters not to seek, any contribution or indemnity from AGP for any compensation benefits paid or payable by any TAR Indemnified Party and its insurers and underwriters.

ARTICLE V

LIMITATION OF LIABILITY AND INDEMNIFICATION

5.1.    Indemnification by TAR. Notwithstanding anything herein to the contrary, TAR, on behalf of itself and its Affiliates, hereby agrees to indemnify, defend and hold harmless AGP and its Affiliates and their respective employees, members, partners, managers, directors, officers, contractors, subcontractors, consultants, agents and other representatives (collectively, the “AGP Indemnified Parties”) from and against any and all claims, causes of action, losses, demands, costs, expenses, penalties or liabilities, including reasonable attorneys’ fees (collectively, “Losses”) resulting from or arising from any TAR Indemnified Party’s fraud, gross negligence or willful misconduct in connection with the performance of the Services, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE A RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF AN AGP INDEMNIFIED PARTY, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE FRAUD, GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF AN AGP INDEMNIFIED PARTY.

5.2.    Indemnification by AGP. Notwithstanding anything herein to the contrary, AGP, on behalf of itself and its Affiliates, hereby agrees to indemnify, defend and hold harmless TAR and its Affiliates and their respective employees, members, partners, managers, directors, officers, contractors, subcontractors, consultants, agents and other representatives (collectively, the “TAR Indemnified Parties”) from and against any and all Losses resulting from, in connection with or arising from the TAR Indemnified Parties’ performance of the Services, except to the extent arising from any TAR Indemnified Party’s fraud, gross negligence or willful misconduct in connection with the performance of the Services, in each case, REGARDLESS OF WHETHER SUCH LOSSES ARE A RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A TAR INDEMNIFIED PARTY, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE FRAUD, GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF A TAR INDEMNIFIED PARTY.

5.3.    Waiver of Certain Damages. NOTWITHSTANDING ANY TERM OR PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO ANY TAR INDEMNIFIED PARTY OR AGP INDEMNIFIED PARTY, AS APPLICABLE, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR

DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PERSON WAS ACTUALLY REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A CLAIM AND SUCH DAMAGES ARE OTHERWISE COVERED BY THE INDEMNITIES CONTAINED IN SECTION 5.1 OR SECTION 5.2, AS APPLICABLE, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE HEREUNDER.

5.4.    Third Party Infrastructure Claims. Subject to the indemnification provisions of Section 5.1, any and all Losses arising from any demand, claim, action, suit, legal proceeding (whether at law or in equity) or arbitration by a Third Party against any AGP Indemnified Party or TAR Indemnified Party (or for which AGP and TAR are obligated to indemnify against pursuant to Section 5.1 or Section 5.2, as applicable), in each case, in their capacity as an owner of the Infrastructure, and arising out of or resulting from the ownership, condition or operation of the Infrastructure or any part thereof shall be (after application thereto of any insurance coverage or proceeds) borne by AGP and TAR in proportion to their respective Infrastructure Ownership Percentages at the time of such Loss.

ARTICLE VI

MISCELLANEOUS

6.1.    Notices. All notices required or permitted by this Agreement, except where otherwise specified, shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (provided, that any such electronic mail is confirmed either orally or by written confirmation), addressed, in each case, as follows:

If to AGP:

Atlas Energy Group, LLC

6387B Camp Bowie Blvd #341

Fort Worth, TX 76116

Attention: Christopher Walker, Chief Operating Officer

Email: cwalker@atlasenergy.com

and

Atlas Energy Group, LLC

2400 Market Street, Suite 246

Philadelphia, PA 19103

Attention: Jeffrey Slotterback

Email: jslotterback@phicapadvisors.com

If to TAR:	Texas American Resource II, LLC 201 West 5th Street, Suite 1300 Austin, Texas 78701 Attention: David R. Cape Email: dcape@texasarc.com Telephone No. 512-482-4444

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic mail during regular business hours, or if transmitted after regular business hours, on the next Business Day, in each case, provided the receipt of such transmission is confirmed by the recipient, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during regular business hours, or if not received during regular business hours, then on the next Business Day, as the case may be. Either Party may, from time to time, change the address to which notice shall be given by notifying the other Party of such change of address in the manner provided in this Section 6.1.

6.2.    Entire Agreement; Schedules and Exhibits. This Agreement constitutes the entire, complete and exclusive agreement and understanding of the Parties in respect of its respective subject matters and expressly supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither Party has relied upon a statement, representation, warranty or agreement of the other Party except for those expressly contained in this Agreement. All Schedules and Exhibits referred to herein are made a part of this Agreement and incorporated herein by reference.

6.3.    Use of Information. To the extent personnel of either Party are connected to or otherwise have access to any existing hardware or server owned by the other Party, or the information contained therein, each Party hereby agrees that such Party will not utilize, convert, damage or otherwise take advantage of such access for any purpose outside this Agreement.

6.4.    Confidentiality. To the extent either Party receives or has access to any proprietary information of the other (the “Recipient”), including any information related to well data, production data and other commercially or operationally sensitive information relating to either Party, the Properties or the Infrastructure, such information shall be considered “Confidential Information” hereunder, and each Party, on behalf of itself and its Affiliates, employees, directors, officers, contractors, consultants, agents and other representatives, hereby agrees to keep confidential all such Confidential Information strictly confidential during the Term and for a period of two (2) years following the end of the Term to any Person that is not a Party, except:

(a)    to the extent such Confidential Information is requested or required to be furnished (i) in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any court, regulatory body or other governmental authority that is binding upon a Party (ii) in connection with any prospective purchase by a Third Party of all or any portion of the Properties or the Infrastructure, (iii) in connection with any prospective or actual purchase by a Third Party of any equity interests of either Party, (iv) to any prospective or actual sources of financing or capital, or (v) to any member, manager, officer, director or other Person having an ownership or managerial interest in either Party;

(b)    to prospective or actual attorneys or accountants engaged by AGP or TAR where disclosure of such Confidential Information is appropriate or essential to such attorney’s or accountant’s work for AGP or TAR, as applicable;

(c)    to any Third Party contractor or consultant of the AGP where disclosure of such Confidential Information is appropriate or essential to such contractor’s or consultant’s work for the AGP; and

(d)    to TAR’s employees, contractors and subcontractors in the ordinary course in connection with performing the Services;

Notwithstanding the foregoing, (i) “Confidential Information” shall not include any information that: (A) was publicly known at the time of disclosure to a Recipient, or has become publicly known through no act of a Recipient or its representatives or contractors in breach of this Section 6.4, (B) was rightfully received by such Recipient from a Third Party without a duty of confidentiality or (C) was developed by such Recipient independently without any reliance on the Confidential Information, and (ii) any person or party receiving Confidential Information pursuant to clauses (a) through (d) of this Section 6.4 shall be instructed to maintain in confidence the Confidential Information.

6.5.    Publicity. Without prior written consent of the other Party (which consent is not to be unreasonably withheld), neither Party will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, the releasing Party shall provide a copy of the proposed press release or public statement to the other Party reasonably in advance of the proposed release date as necessary to enable the non-releasing Party to provide comments on it; provided, that the non-releasing Party shall, in each case, respond with any comments within three (3) Business Days after its receipt of such proposed press release.

6.6.    Waiver. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant under this Agreement or course of dealing between the Parties, whether intentional or not, will extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising because of any prior or subsequent such occurrence. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy at law or equity.

6.7.    Amendment. No amendment, modification, waiver replacement, rescission, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Parties, and any such amendment, modification, waiver, rescission, termination or cancellation without the written consent of each of the Parties shall be void ab initio.

6.8.    No Third-Party Beneficiary. Except as expressly provided in Section 5.1 and Section 5.2, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person or entity; provided, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the TAR Indemnified Parties or the AGP Indemnified Parties, as applicable (but shall not be obligated to do so).

6.9.    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior express written consent of the other Party, and any attempt to do so will be void; provided, however, that, notwithstanding the foregoing, AGP may freely assign this Agreement, to the extent relating to the Infrastructure, and transfer its rights, interests and obligations hereunder to a purchaser of all or substantially all of AGP’s interest in the Infrastructure. Subject to this Section 6.9, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

6.10.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

6.11.    Headings; Construction. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement. The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. All references to “$” or “dollars” shall be deemed references to U.S. dollars. Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. Unless expressly provided to the contrary, the word “or” is not exclusive. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. References herein to any Section or Article are references to a Section or Article of this Agreement unless the context clearly requires otherwise.

6.12.    Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any reasonable actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

6.13.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which the Parties will treat as an original but all of which together will constitute one and the same instrument. The signatures of all the Parties need not appear on the same counterpart and delivery of an executed counterpart signature page of this Agreement (including by means of facsimile or email attaching a copy in portable document format (.pdf)) will be equally as effective as delivery of an original executed counterpart of this Agreement in the presence of the other Party. This Agreement is effective on the delivery of one (1) executed counterpart from each Party to the other Party.

6.14.    Governing Law. This Agreement, the obligations of the Parties under this Agreement and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to apply. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Harris County of the State of Texas and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding. EACH OF THE PARTIES WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.15.    Prior Agreements. AGP and TAR acknowledge and agree that this Agreement replaces and supersedes in their entirety the following agreements: (a) Second Amended and Restated Shared Acquisition and Operating Agreement effective as of January 1, 2016 among ARP Eagle Ford, LLC, AGP and Atlas Eagle Ford Operating Company, LLC, as contract operator, and (b) Amended and Restated Contract Operating Agreement effective as of January 1, 2016 among ARP Eagle Ford, LLC, AGP and Atlas Eagle Ford Operating Company, LLC, as contract operator (collectively, the “Existing Affiliate Operating Agreements”) and AGP shall take, or cause its Affiliates to take, such actions as necessary to cause the termination of the Existing Affiliate Operating Agreements.

ARTICLE VII

CERTAIN DEFINITIONS

7.1.    Certain Definitions. When used in this Agreement, the following terms shall have the following meanings (other defined terms may be found elsewhere in this Agreement):

(a)    “Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person in question; provided, that, AGP and its Affiliates shall not be considered “Affiliates” of TAR for the purposes of this Agreement.

(b)    “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Texas are authorized or required to close for the general transaction of banking business.

(c)    “Control” means the ability to direct the management and policies of a Person, directly or indirectly, through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

(d)    “Governmental Authorities” means any federal, state, local or tribal governmental authorities having jurisdiction over the Properties or the Infrastructure.

(e)    “Infrastructure” means (i) all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including leasehold interests therein) used in connection with the treatment, compression gathering, transportation, sale, or disposal of hydrocarbons produced from or attributable to the Properties or TAR’s and its Affiliates’ oil and gas assets located in the vicinity of the Properties (collectively, the “Infrastructure Area Assets”), and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, (ii) all pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Infrastructure Area Assets (but excluding Wellhead Equipment) and (iii) all contracts and records to the extent related to the foregoing.

(f)    “Infrastructure Capital Projects” means any construction, expansion, improvement, alteration, changes or significant repair activities of/to the Infrastructure.

(g)    “Laws” means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, awards, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, environmental laws), as well as legally binding guidance, that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

(h)    “Person” means any individual, group, partnership, corporation, limited liability company, trust or other entity, including Governmental Authorities.

(i)    “Property Capital Expenditures” means (i) any capital expenditure pursuant to AFEs or an agreed upon capital expenditure budget or projects for which work has already been commenced or committed and (ii) any capital expenditures reasonably necessary to address an Emergency.

(j)    “Service Consideration” means (without duplication of any other amounts under this Agreement, including any amounts advanced to TAR by AGP pursuant to this Agreement): (i) direct charges chargeable to the Properties pursuant to Section II of the Accounting Procedure (such charges, “Direct Charges”), (ii) overhead chargeable to the Properties pursuant to Section III of the Accounting Procedure, (iii) in relation to the Property Operations only, a monthly administrative fee of $5,000 (which, for the avoidance of doubt, shall not be prorated for any partial month) and (iv) the amount, if any, by which the Property Costs incurred during the month for which operations and Services are accounted for in a particular Monthly Net Revenue Statement exceed an amount equal to (A) the revenues directly attributable to the Properties and Infrastructure during such month, plus (B) all amounts advanced to TAR by AGP with respect to such month (as well as any negative Advance Payment Delta amount associated with such month).

(k)    “Third Party” means, whether such term is capitalized or not, a Person other than AGP and its Affiliates or TAR and its Affiliates.

(l)    “Wellhead Equipment” means all wellhead equipment and other equipment and items primarily used in drilling, completing or operating any wells located on the Infrastructure Area Assets.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf, all as of the Effective Date.

ATLAS GROWTH EAGLE FORD, LLC

By:
Name:	Jeffrey Slotterback
Title:	Chief Executive Officer

Signature Page to Contract Operating Agreement

TEXAS AMERICAN RESOURCES COMPANY

By:
Name:
Title:

Signature Page to Contract Operating Agreement

Exhibit A

Properties

Attached.

Exhibit A

Exhibit B

Infrastructure

Attached.

Exhibit B

Exhibit C

COPAS Accounting Procedure

Attached.

Exhibit C